Exhibit 99.1
BERKSHIRE HILLS ISSUES SHARES IN $40 MILLION
U.S. TREASURY CAPITAL PURCHASE
•	New preferred stock enhances already strong capital base

•	Proceeds targeted at lending expansion in 2009
PITTSFIELD, MA — December 23, 2008 — Berkshire Hills Bancorp (BHLB) has issued preferred stock totaling $40 million to the U.S. Department of the Treasury. This issuance is part of the Treasury Department’s Capital Purchase Program, under which the Department invests in healthy U.S. financial institutions to encourage financing for U.S. businesses and consumers and to support the U.S. economy. Berkshire is the parent of Berkshire Bank, America’s Most Exciting BankSM.
Berkshire’s President and CEO, Michael P. Daly, stated “Berkshire has joined the wide range of strong banks which have agreed to participate in and support the Treasury Department’s public/private partnership to encourage economic growth during these challenging times. We expect to expand the flow of credit with these proceeds over the next year to support the needs of our markets. Berkshire is the largest locally headquartered bank in our regions, which include Western Massachusetts, Northeastern New York, and Southern Vermont. In addition to our lending programs, we also provide unlimited deposit insurance to all customers through the FDIC and the Depositors Insurance Fund.”
Mr. Daly continued, “This $40 million in preferred stock complements the approximately $40 million in common stock proceeds that we raised from investors in October. Our strong earnings are an additional component of our solid financial foundation. We are combining market capital together with federal capital to invest in the needs of our current and future customers across all of our markets and to support credit expansion. We expect our participation to provide a substantial return to the taxpayers, and to also benefit our customers, communities, employees, and stockholders.”
Berkshire’s Senior Vice President of Retail Banking, Sean Gray, added “We plan to increase our residential mortgage lending by more than 20% to over $300 million in 2009, and rates are down more than 1% from the start of this year. We are currently offering a home equity line of credit promotion at www.berkshirebank.com and we plan more lending promotions in 2009 as we move forward to put this new capital to work in our markets. Businesses also have the advantage of the low current 3.25% prime rate. Berkshire Bank has a variety of loan solutions, including federally assisted FHA loans for consumers and SBA loans for businesses.”

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These combined capital offerings increased Berkshire’s tangible equity/assets ratio to a pro forma 9.4% as of September 30, 2008, which was in the top 20% of all exchange traded banks and thrifts at that date. Berkshire Bank continues to have the highest regulatory capital rating of Well Capitalized. The Company’s $17 million in earnings over the first nine months represented a 15% annualized return on tangible equity.
Berkshire issued 40,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share, with a liquidation amount of $1,000 per share to the Treasury Department. The Treasury Department also received a ten-year warrant to purchase up to 226,330 shares of Berkshire’s common stock, par value $.01 per share, at an exercise price of $26.51 per share. The preferred stock will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. Berkshire cannot redeem the preferred stock during the first three years except with the proceeds from a “qualified equity offering” and any such redemption will require regulatory approval. Dividend payment dates will be February 15, May 15, August 15 and November 15 in each year.
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has approximately $2.6 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. Berkshire provides business and consumer banking, insurance, wealth management, and investment services through 48 stores in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
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Officer Contacts

David Gonci	Corporate Finance Officer (413) 281-1973 dgonci@berkshirebank.com

Fedelina Madrid	Vice President, Marketing (413) 236-3733 fmadid@berkshirebank.com

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